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                                                                 EXHIBIT 10.14



                    AMENDED AND RESTATED SERVICES AGREEMENT


        THIS AMENDED AND RESTATED SERVICES AGREEMENT ("AGREEMENT") is made as of June 30, 1995, by and between OIS Optical Imaging Systems, Inc., a Delaware corporation ("OIS"), and Guardian Industries Corp., a Delaware corporation ("Guardian").

                                   RECITALS:

        A. OIS is engaged principally in the business of developing, manufacturing and selling active matrix liquid crystal displays.

        B. OIS requires certain management, accounting, administrative, financial and legal services to assist in the development of its business and to permit OIS to operate in a cost-effective and efficient manner. Guardian, through its business operations, is able to offer such services.

        C. OIS has requested that Guardian provide OIS with services on the terms and conditions of this Agreement and Guardian has agreed to do so.

        D. This Agreement has been reviewed by the "Independent Directors" of OIS (i.e., those not employed or designated by Guardian), who have had a opportunity satisfactory to them to review this Agreement, consult with counsel, suggest changes and ask questions of the management of OIS and representatives of Guardian. After such review as they have deemed necessary, the Independent Directors have unanimously determined that this Agreement is in the best interests of OIS and have approved and authorized execution of this Agreement on behalf of OIS.

        E. This Agreement was originally entered into as of April 13, 1992. On July 21, 1992, the Independent Directors of OIS approved an amendment to
Section 2.1 of this Agreement.   OIS and Guardian have determined that Rex Tapp
should, effective July 1, 1995, cease to be an employee of Guardian and become an employee of OIS. On June 6, 1995, the Independent Directors reviewed and approved additional amendments to extend the Term of the Agreement, to change the addresses for notices in Section 8.1, and to delete Sections 1.1 and 2.1, which provide for Guardian to provide Mr. Tapp's services and for OIS to pay Guardian for those services. This Amended and Restated Agreement reflects these changes and is, in all other respects, the same as the original agreement.

        THEREFORE, the parties agree as follows:

        1. Services.

        During the Term (as defined in paragraph 3 below), to assist OIS in the efficient and cost effective operation of its business, OIS hereby retains Guardian to provide, and Guardian hereby agrees to provide, to OIS the following executive, management, financial, administrative, travel and legal services, in accordance with the terms and conditions set forth in this
Agreement:
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        1.1  Executive Services. [deleted]

        1.2 Management Services. Guardian will make available to OIS members of its senior management for consultation and advice as OIS requests from time to time, to the extent consistent with such managers' responsibilities at Guardian. Guardian will permit those members of OIS's Board of Directors who are employees of Guardian to devote such time as they deem necessary to the discharge of their duties as directors of OIS. Guardian will request that the persons it designates as directors of OIS waive any directors' fees that OIS may pay.

        1.3 Financial and Administrative Services. Guardian will make available to OIS members of its finance, tax, accounting, treasury, purchasing, risk management, international development, research and planning, information services and facilities management staffs for consultation and specific projects from time to time upon the request of OIS and to the extent consistent with their duties for Guardian. Guardian will use reasonable efforts to enable OIS to benefit from relationships and volume purchasing arrangements that Guardian has established with vendors, to the extent permitted under those relationships with vendors.

        1.4 Travel Services. Guardian will permit OIS to participate in Guardian's travel program to the extent permitted by Guardian's agreement with its travel vendor from time to time on a basis that gives OIS the benefit of any cash rebates or reimbursement generated by OIS's travel volume. Guardian will not be required to compensate OIS for any in kind compensation or promotions generated by OIS's participation in the Guardian travel program.

        1.5 Legal Services. Guardian will cause its corporate legal department to provide such legal services and representation as OIS may reasonably request from time to time or to assist OIS in retaining and supervising outside law firms to provide such services to OIS.

        1.6 Reasonable Level of Services. The quantity of services to be provided by Guardian will bear a reasonable relation to the size and internal commitments of Guardian's staff and the fees being paid by OIS pursuant to this Agreement. Guardian will not be obligated to provide services for extraordinary transactions or that are beyond the reasonable capacity of Guardian's staff.


        2. Service Fees. In consideration of the services provided by Guardian pursuant to' this Agreement, OIS will pay to Guardian the following amounts:

        2.1  Executive Services. [deleted]

        2.2 Management, Financial and Administrative Services. In consideration of the management, financial and administrative services to be provided under this Agreement and of the first eight hours spent in each month by the staff of Guardian's corporate legal department,





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OIS will pay to Guardian the sum of $50,000 per calendar year, payable semi-annually in arrears on or before each April 13 and October 13, with the first payment on October 13, 1992.

        2.3 Legal Services. OIS will pay Guardian for the services of the staff of Guardian's corporate legal department on matters undertaken at the request of OIS at the rate of $100 per hour of attorney time actually spent on OIS matters, except for the first eight hours spent in each month. Guardian will submit invoices to OIS quarterly, and OIS will pay each invoice within 20 days. Each invoice for legal services will show the number of hours worked by each professional and a summary of the matters on which each professional worked during the period.

        2.4 Out-of-Pocket Costs. OIS will reimburse Guardian for all out-of-pocket costs incurred by Guardian in connection with performing services at the request of OIS, including without limitation courier and similar charges, travel expenses and amounts paid to unaffiliated vendors and providers of services. Guardian will submit invoices to OIS quarterly, except that, if Guardian's disbursements exceed $5,000 at any one time, then Guardian may submit invoices to OIS more often than monthly. OIS will pay each invoice within 20 days. Guardian and OIS will, for each meeting of the Board of Directors of OIS, provide the Independent Directors of OIS with a report on out-of-pocket costs incurred under this Agreement since the preceding meeting in reasonable detail.

        2.5  Employees.

             (a) Except as provided in Section 2.5(b) and (c) below, all persons assigned by Guardian to provide services to OIS hereunder shall remain employees of Guardian for all purposes and shall not be employees of OIS for any purpose, notwithstanding the use of such employees to assist in the operation of OIS's business and notwithstanding that some or all of such employees may provide such services at OIS's facilities on a full or part time basis. The employees shall remain under Guardian's supervision and control and shall be chosen by Guardian. Guardian shall have the right to make any and all decisions with respect to such employees relating to labor relation policies and practices affecting the employees and with respect to the day-to-day operations of Guardian's business. Nothing in this Agreement is intended to limit OIS's right to control the overall scope, direction and nature of its own business.

             (b) Nothing in this Agreement is intended to limit or modify the fiduciary duties of any officer or director of OIS to OIS.

             (c) Whenever attorneys from Guardian's corporate legal department perform legal services for OIS, OIS will be the client of such attorneys and will control the activities of such attorneys as provided in applicable rules of professional conduct for attorneys.

        3. Term. The Term of this Agreement begins on the date hereof and will remain in effect for two years hereafter unless it is terminated earlier as provided below. The Term is extended through June 30, 1997.





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        4. Termination.

        4.1 Termination Without Prior Notice. Either party may immediately terminate the Term of this Agreement by written notice to the other party (a) in the event of the other party's voluntary bankruptcy or insolvency, (b) in the event that the other party shall make an assignment for the benefit of creditors, or (c) in the event that a petition shall have been filed against the other party under a bankruptcy law, a corporate reorganization law or any other law for relief of debtors (or other law similar in purpose or effect), which petition has remained in effect for 60 days.

        4.2 Termination with Notice. Either party may terminate the Term of this Agreement at any time upon sixty (60) days' written notice to the other party. OIS shall terminate this Agreement upon a majority vote of its Independent Directors.

        4.3 Effect of Termination. Upon termination of the Term of this Agreement, all duties and obligations of either party to the other under Sections 1 and 2 shall immediately terminate, including, without limitation, the obligations of Guardian to provide services hereunder. The remaining provisions of this Agreement, will survive the termination of the Term, and any amounts due to Guardian under this Agreement for services performed prior to the date of termination which have not been paid as of such date will remain the obligations of OIS, which will pay all such amounts immediately upon termination. The fees provided for in Sections 2.1 and 2.2 above will be computed pro rata in proportion to the number of days elapsed in the then current semi-annual payment period.

        5. Proprietary and Confidential Information. Each party acknowledges that the other and its employees may have, in connection with this Agreement, access to secret, confidential and proprietary business information concerning the other party, such as business and trade secrets, customer lists, names of resources, business plans, financial marketing data, drawings and apparatus (the "Business Information"). Neither party, nor any of its subsidiaries, affiliates, directors, shareholders and officers, shall use, publish or disclose any Business Information of the other party of which it may become informed, and shall cooperate in all reasonable respects in assisting such other party to prevent the unauthorized publication or disclosure of Business Information to the extent such cooperation does not result in unreimbursed cost or expense to it. Each party agrees that it will transmit or disclose Business Information only to those employees, representatives and agents who are informed of its confidential nature and agree to keep it confidential. Each party will cause those of its employees who have access to confidential information of the other party to sign any reasonable confidentiality agreement prepared by the disclosing party.


        6. Limitation of Liability. Neither party shall be liable for any indirect, special or consequential damages in connection with, or arising out of, this Agreement or the services provided under this Agreement.





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        7. Standard of Care.  In providing services hereunder, Guardian and OIS shall each have a duty to act and to cause their respective employees to act in a reasonable and prudent manner. Neither Guardian nor its subsidiaries, nor any officer, director, employee or agent of Guardian or its subsidiaries, nor OIS or its subsidiaries, nor any officer, director, employee or agent of OIS or its subsidiaries, shall be liable for any loss incurred in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance or bad faith.

        8. General.

        8.1 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if (i) delivered in person, or (ii) mailed, first class certified, registered or express mail, return receipt requested and postage prepaid, or (iii) sent by recognized overnight courier, with proof of delivery requested and charges prepaid, to:

        If to OIS:       OIS Optical Imaging Systems, Inc.
                         47050 Five Mile Road
                         Northville, Michigan 48167
                         Attention: Charles Wilson

        If to Guardian:  Guardian Industries Corp.
                         2300 Harmon Road
                         Auburn Hills, Michigan 48326
                         Attention: Jeffrey A. Knight

or to such other address as a party may specify by written notice to the other parties.

        8.2 Compliance by Personnel. Each of Guardian and OIS agrees that it shall take appropriate action by instruction of or agreement with its personnel to ensure that all personnel connected with provisions of services under this Agreement shall be bound by and comply with all of the terms and conditions of this Agreement, including, but not limited to, the terms and conditions of
Section 5.

        8.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter of this Agreement.

        8.4 Amendment. This Agreement may not be amended or modified except by a instrument in writing executed by both of the parties.

        8.5 Headings. The headings contained in this Agreement are for ease of reference only, and will not affect the meaning or interpretation of this Agreement.





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        8.6   Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan.

        8.7 Severability. The parties desire and intend that all of the provisions of this Agreement be enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application thereof to any person or circumstances is, to any extent, construed to be illegal, invalid or unenforceable, in whole or in part, then such provision will be construed in a manner to permit its enforceability under applicable law to the fullest extent permitted by law. In any case, the remaining terms of this Agreement or the application thereof to any person or circumstance other than those which have been held illegal, invalid or unenforceable will remain in full force and effect.

        8.8 Assignability and Binding Effect. This Agreement is not assignable or delegable by any party without the prior written consent of each other party. No assignment of any rights under this Agreement will relieve the assigning party of primary liability for its obligations under this Agreement, and as between the parties, the assigning party will continue to be liable for all of its obligations under this Agreement as though no assignment had been made. This Agreement, and the rights and obligations under it, will be binding on and will inure to the benefit of each party's successors and permitted assigns.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers on the date first above written.

                                  OIS OPTICAL IMAGING SYSTEMS, INC.

                                  By: \s\ Rex Tapp
                                     -------------------------------
                                  Its: President


                                  GUARDIAN INDUSTRIES CORP.

                                  By: \s\ Jeffrey A. Knight
                                     -------------------------------
                                  Its: Group Vice President - Finance and
                                       Chief Financial Officer







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